Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
December 13, 2006

WHEELING ISLAND BREAKS GROUND ON $8 MILLION EXPANSION

(Wheeling, WV — December 13, 2006) On Wednesday, December 13, 2006, Wheeling Island Racetrack & Gaming Center’s president and general manager, Bob Marshall, along with local dignitaries and community leaders broke ground on an $8 million gaming floor expansion project.

The expansion project is a Project BEST construction site.

Expansion improvements include the ability to relocate 400 slot machines out of the flood plain, a new covered, heated walkway for charter bus guests and additional buffet kitchen space. The project will add nearly 16,000 square feet to Wheeling Island and is expected to be complete in June 2007.

“It is an exciting day for Wheeling Island. This expansion will give us an additional gaming floor above the flood plain. The expansion also gives us the opportunity to expand our bus lobby entrance and Islander Buffet kitchen,” states Bob Marshall, president & general manager.

Since 2003, Wheeling Island has competed three expansion projects.

In June 2003, Wheeling Island opened its $68 million hotel expansion adding a new gaming floor with 570 slot machines, 151-room deluxe hotel, 550-seat showroom, conference facilities, The Pointe Restaurant, Breezeway Café and food court.

In March 2005, Wheeling Island underwent a $1 million renovation to its popular Islander Buffet adding four action stations, 125 additional seats and video lottery bar. In December 2005, Starbucks was added to the food court amenities.

Wheeling Island Racetrack & Gaming Center offers over 2,400 slot machines, 151-room deluxe hotel, live greyhound racing, four restaurants, food court, 550-seat showroom, meeting and banquet facilities, gift shop and fitness center. Wheeling Island provided over $117 million in taxes to the State of West Virginia in 2005 and employs over 950 associates with $22.8 million in total payroll. For more information, visit online at www.wheelingisland.com.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

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Delaware North Companies is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Parks & Resorts, Delaware North Companies Gaming & Entertainment, Delaware North Companies Travel Hospitality Services, Delaware North Companies Sportservice, Delaware North Companies International, TD Banknorth Garden, and American Park ‘n Swap. Delaware North Companies is one of the largest privately held companies in the United States approaching $2 billion in annual revenue and 40,000 associates serving half a billion customers in the United States, Canada, the United Kingdom, Australia and New Zealand. For more information, visit www.DelawareNorth.com.

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Contact: Kim Florence, Communications Manager
Phone: 304-231-1839
Fax: 304-231-1828
kflorence@dncinc.com